Exhibit 99.1

Press Release
www.shire.com

Update on velaglucerase alfa

Cambridge, MA, U.S.  – September 8th, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, is committed to doing everything possible to assist Gaucher patients and their physicians during the imiglucerase supply shortage. Shire is pleased to be able to provide velaglucerase alfa well over a year ahead of previously anticipated commercial launch world wide.

In the U.S., the velaglucerase alfa treatment protocol is currently open and enrolling patients.  In the EU and other regions, Shire is engaging with national and regional authorities to seek pre-approval access using the fastest mechanisms available in each region. Shire will manage, on an ongoing basis, the overall global supply of velaglucerase alfa based on the evolving need as communicated to us by physicians.

Shire has accelerated its manufacturing timeline by almost 18 months in order to provide velaglucerase alfa for the long-term treatment of Gaucher patients during 2009 and beyond. Shire currently has supply of velaglucerase alfa for several hundred patients world-wide.  The total number of patients Shire can treat is dependent on the patient weight, as well as the administered dose as recommended by their treating physician; Shire estimates this could translate into a range of 300 to 600 patients for uninterrupted treatment starting in September 2009. Shire also expects that several hundred more patients can be added throughout 2010; the range will again depend on patient weight, and doses.

Shire is working with a global group of experienced Gaucher physicians to ensure that physicians put in place guidelines that consider patients in the greatest need of treatment during the supply crisis. Individual treatment decisions will remain with the patient’s physician.

In addition, Shire is working with regulatory authorities towards the approval of velaglucerase alfa and has announced, earlier last week, that based on the positive results from all phase 3 trials, it has submitted the New Drug Application to the U.S. Food & Drug Administration and is expected to submit the EU application by year end.

In order to help physicians plan with their patients, Shire has today sent a letter to physicians in the U.S. This letter is to be posted on www.gaucherpatients.com.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America)	+1 617 613 4640

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.